FINRA
Financial Industry Regulatory Authority

OTCBB Ineligibility Notification

ISSUER NAME: Crystal International Travel Group, Inc. (the "Company")
SYMBOL(s): CINT
NOTIFICATION DATE: 11/14/2007

Pursuant to NASD Rule 6530(e), any OTCBB issuer that is delinquent in its reporting obligations three times in a 24-month period and/or is actually removed from the OTCBB for failure to file two times in a 24-month period is ineligible for quotation on the OTCBB for a period of one year.[1] This letter serves as notification that the Company has been delinquent three times in the past 24-month period (see chart below). Accordingly, the Company's securities will be removed from quotation on the OTCBB, effective at the open of business on 11/26/2007.[2]

Filing Type	Period End Date	Date Filed
10-K	7/31/2007	N/A
10-Q	4/30/2007	06/21/2007
10-Q	4/30/2006	06/22/2006

[1] NASD Rule 6530(e) provides, in part, that any OTCBB issuer that is delinquent in its reporting obligations three times in a 24-month period and/or is actually removed from the OTCBB for failure to file two times in a 24-month period, in each case, is ineligible for quotation on the OTCBB for a period of one year. An OTCBB issuer is deemed delinquent in its reporting obligations if the issuer fails to make a required filing when due or has filed an incomplete filing. In order for a filing to be complete, it must contain all required certifications and have been reviewed or audited as applicable, by an accountant registered with the Public Company Accounting Oversight Board. The limitation on OTCBB eligibility for issuers that are repeatedly late in filing required reports applies to filings for periods ending on or after October 1, 2005.

[2] Pursuant to Rule 6530, the grace period expiration date is either 30 or 60 calendar days following publication on the OTCBB Daily List, depending on the type of issuer. However, the securities of a company will be removed from the OCTBB the third time that the Company does not file by the due date (including the applicable 12b-25 grace period) in a two-year period, without the benefit of any grace period for the third delinquency, although seven calendar days will be provided to request review of the staff determination before a Hearings Panel.

The Company may request a hearing to appeal the Staff's determination of delinquency. ***Please note, however, that pursuant to NASD Rule 6530(f)(1), the Company cannot cure their ineligibility by filing the delinquent report.*** A Panel hearing is limited to determining whether the Staff determination is in error as to a Company's compliance with NASD Rule 6530 at the time the filing was due. Thus, the Panel has authority to grant relief only if it finds that the Company has not been late in filing its periodic reports three times in the last 24 months. The reasons for the late filings are not relevant to the Panel's decision.

If the Company wishes to appeal, it must request a hearing and simultaneously submit a hearing fee of $4,000, by wire transfer only, to FINRA. Follow the instructions for payment on the attached form. ***The hearing request must be sent to hearings@finra.org, and must be received by 4:00 pm Eastern Standard Time on 11/21/2007 (the day the grace period expires).*** The hearing request should not contain arguments in support of the Company's position. Acceptable evidence of payment is bank confirmation of the wire transfer.[4]

A hearing request will stay the removal of the Company's securities from the OTCBB, pending the Panel's decision, but only if it is accompanied by evidence / receipt of a wire transfer in the amount of $4,000. The stay of removal pending the Panel's decision will not provide the issuer with additional time in which to cure ineligibility, if the issuer was, in fact, delinquent at the time that the filing was due.

Unless the Company requests a hearing and simultaneously provides evidence/receipt of hearing fee payment within seven calendar days of the date that the filing was due, a removal announcement will be posted on the Daily List at http://www.OTCBB.com at approximately 2:00 p.m. on 11/23/2007. The Company's securities will be removed effective 11/26/2007.

If you have any questions or believe this notice is in error, please call the OTCBB Hotline at (301) 978-8095.

[4] If e-mail mail or PDF functionality is unavailable, a request and/or evidence of payment may be faxed to the Hearings Department at (301) 978-8080.